EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         Six Months Ended           Three Months Ended
                                            June 30,                       June 30,
                                         1998         1997          1998            1997
                                      -----------   -----------    -----------  -----------
Loss from continuing operations      $(21,507,868)  $(7,083,841)  $(9,949,179)  $(3,967,477)
Loss from discontinued operations               0             0             0             0
                                      -----------   ------------  ------------  ------------
Net Loss                             $(21,507,868)  $(7,083,841)  $(9,949,179)  $(3,967,477)
                                      ============  ============  ============  =============
Basic and Diluted Weighted
Average Shares Outstanding             10,557,309    10,237,660    10,718,925     10,249,574

Basic and diluted net loss per share:
 Loss from continued operations       $    (2.05)   $    (0.69)        (0.94)         (0.39)
 Loss from discontinued operations          0.00          0.00          0.00           0.00
                                      -----------   -----------    -----------   -----------
Net Loss                              $    (2.05)   $    (0.69)    $   (0.94)    $    (0.39)
                                      ===========   ===========    ==========    =============